EXHIBIT 99.1

For Immediate Release

Contact: Jon Safran

713-209-8610

safran@cooperindustries.com

Cooper Industries Reports Third Quarter Record Revenues
and Record Earnings of $1.37 Per Share, Up 27 Percent

Cooper Increases Full Year Outlook to $5.04 — $5.10

HOUSTON, October 24, 2006 – Cooper Industries, Ltd. (NYSE: CBE) today reported third quarter 2006 earnings per share of $1.37 (diluted), an increase of 27 percent compared with $1.08 earnings per share for the third quarter of 2005. Third quarter 2006 revenues increased 9 percent to $1.31 billion, compared with $1.21 billion for the same period last year. Net income rose 26 percent to $128.2 million, compared with the prior year amount of $102.0 million.

“Our businesses continue to deliver excellent results, powered by continued strong demand in the key industrial, utility and nonresidential construction end-markets,” said Cooper Industries Chairman and Chief Executive Officer Kirk S. Hachigian. “The third quarter is again characterized by solid execution and progress on our strategic initiatives, including Cooper Connection, Globalization, Strategic Sourcing, Enterprise Business Systems and Productivity, all of which contribute to organic growth, increased margins and strong cash flow.”

“Cooper’s financial position remains very strong, even after several acquisitions and the repurchase of more than 3 million shares year-to-date. We ended the third quarter with a debt-to-total capitalization ratio, net of cash, of 24.6 percent which gives us the flexibility to continue investing in our business, and paying a competitive dividend, while also pursuing further strategic acquisitions,” said Hachigian.

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Revenues for the first nine months of 2006 were $3.84 billion, an 8 percent increase from the $3.54 billion in revenues for the first nine months of 2005. Earnings per share from continuing operations for the first nine months of 2006 were $3.78, compared with $3.02 for the same period in 2005, an increase of 25 percent. Income from continuing operations for the first nine months of 2006 rose 24 percent to $355.7 million, compared with $287.1 million for the first nine months of last year.

Segment Results
Electrical Products segment revenues for the third quarter of 2006 increased 10 percent to $1.13 billion, compared with $1.03 billion in the third quarter of 2005. Excluding the impact of favorable currency translation, revenues increased approximately 9 percent compared to prior year. Recent acquisitions contributed approximately 2 percent to the year-over-year growth. Segment operating earnings were $186.4 million, an increase of 18 percent from $158.2 million in the prior year’s third quarter. Segment operating margin improved 110 basis points to 16.5 percent for the third quarter of 2006.

The increase in revenues for the Electrical Products segment was driven by continued strong growth in industrial and utility markets, and improved activity in nonresidential construction markets, partially offset by reduced sales through the retail channel.

Electrical Products segment revenues for the first nine months of 2006 grew 9 percent to $3.29 billion, compared with $3.01 billion in 2005. Segment operating earnings for the first nine months increased 19 percent to $524.0 million compared with $441.8 million for the same period last year.

Tools segment revenues for the third quarter of 2006 increased 2 percent to $187.2 million, compared with 2005 third quarter revenues of $182.9 million. Currency translation increased revenues approximately 1 percent in the quarter. Segment operating earnings for the period were $24.3 million, compared with $15.5 million for the third quarter of 2005. Segment operating margin for the third quarter of 2006 improved to 13.0 percent, compared with 8.5 percent for the same period last year.

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Revenues for the first nine months of 2006 increased 3 percent to $551.8 million, compared with $538.0 million for the same period last year. Segment operating earnings for the first nine months of 2006 grew 33 percent to $61.2 million, compared with $46.0 million in the prior-year period.

Outlook
“Our outlook remains positive for the remainder of 2006, driven by the strength in our diversified portfolio of businesses and products, our ability to consistently execute upon our strategic initiatives and a continued favorable global economic outlook,” said Hachigian. “We expect to continue to see solid demand from the utility and industrial sectors, and improvement in nonresidential construction markets.

“We continue to be committed to deliver a balance of revenue growth, margin expansion and cash generation. We expect 2006 revenues to increase in the range of 8 to 9 percent, with earnings per share from continuing operations between $5.04 and $5.10, an increase from our previous outlook of $4.90 to $5.05 for the full year. Fourth quarter 2006 revenue increases are expected to be in the range of 8 to 10 percent, with earnings per share of $1.26 to $1.32.”

About Cooper Industries
Cooper Industries, Ltd. is a global manufacturer of electrical products and tools, with 2005 revenues of $4.7 billion, approximately 30 percent of which are international sales. Incorporated in Bermuda with administrative headquarters in Houston, Cooper employs approximately 29,000 people and operates eight divisions: Cooper B-Line, Cooper Bussmann, Cooper Crouse-Hinds, Cooper Lighting, Cooper Menvier, Cooper Power Systems, Cooper Wiring Devices and Cooper Tools Group. Cooper Connection provides a common marketing and selling platform for Cooper’s sales to electrical distributors. For more information, visit the website at www.cooperindustries.com.

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Comparisons of 2006 and 2005 third quarter and year-to-date results appear on the following pages.

Statements in this news release are forward looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the Company’s earnings outlook. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, and actual results may differ materially from anticipated results. Important factors which may affect the actual results include, but are not limited to: 1) competitive pressures and future global economic conditions, including the level of market demand for the Company’s products; 2) changes in raw material, transportation and energy costs; 3) the ability to execute and realize the expected benefits from strategic initiatives including revenue growth plans, and cost-control and productivity improvement programs; 4) any disruptions from manufacturing rationalizations and the implementation of the Enterprise Business System; 5) mergers and acquisitions, and their integration; 6) political developments; 7) changes in financial markets including currency exchange fluctuations; 8) changes in legislation and regulations including changes in the tax laws, tax treaties or tax regulations; 9) the timing and amount of share repurchases by the Company; and 10) the resolution of potential liability exposure resulting from Federal-Mogul Corporation’s bankruptcy filing.

Conference Call
Cooper will hold a conference call today at 12:00 noon EDT to provide shareholders and other interested parties an overview of the Company’s third quarter 2006 performance. Those interested in hearing the conference call may listen via telephone by dialing (800) 329-9097, using pass code 12810143, or over the Internet through the Investor Center section of the Company’s website, using the “Management Presentations” link. International callers should dial (617) 614-4929 and use pass code 12810143.

The conference call may include non-GAAP financial measures. Cooper will post a reconciliation of those measures to the most directly comparable GAAP measures in the Investor Center section of the Company’s website under the heading “Management Presentations.”

Informational exhibits concerning the Company’s third quarter performance that may be referred to during the conference call will be available in the Investor Center section of the Company’s website under the heading “Management Presentations” prior to the beginning of the call.

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CONSOLIDATED RESULTS OF OPERATIONS

	Quarter Ended Sept. 30,
	2006	2005
	(in millions where applicable)
Revenues	$1,314.6	$1,210.4
Cost of sales	887.2	828.1
Selling and administrative expenses	240.8	235.9

Operating earnings	186.6	146.4
Interest expense, net	14.0	16.5

Income before income taxes	172.6	129.9
Income taxes	44.4	27.9

Net income	$128.2	$102.0

Net Income Per Common share:
Basic	$1.40	$1.11

Diluted	$1.37	$1.08

Shares Utilized in Computation of Income Per Common Share:
Basic	91.4 million	92.3 million
Diluted	93.3 million	94.8 million

PERCENTAGE OF REVENUES

	Quarter Ended Sept. 30,
	2006	2005
Revenues	100.0%	100.0%
Cost of sales	67.5%	68.4%
Selling and administrative expenses	18.3%	19.5%
Operating earnings	14.2%	12.1%
Income before income taxes	13.1%	10.7%
Net income	9.8%	8.4%

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CONSOLIDATED RESULTS OF OPERATIONS (Continued)
Additional Information for the Quarter Ended September 30
Segment Information

	Quarter Ended Sept. 30,
	2006	2005
	(in millions)
Revenues:
Electrical Products	$1,127.4	$1,027.5
Tools	187.2	182.9

Total	$1,314.6	$1,210.4

Segment Operating Earnings:
Electrical Products	$186.4	$158.2
Tools	24.3	15.5

Total Segment Operating Earnings	210.7	173.7
General Corporate Expense	24.1	27.3
Interest expense, net	14.0	16.5

Income before income taxes	$172.6	$129.9

	Quarter Ended Sept. 30,
	2006	2005
Return on Sales:
Electrical Products	16.5%	15.4%
Tools	13.0%	8.5%
Total Segments	16.0%	14.4%

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CONSOLIDATED RESULTS OF OPERATIONS

	Nine Months Ended Sept. 30,
	2006	2005
	(in millions where applicable)
Revenues	$3,843.3	$3,544.4
Cost of sales	2,604.3	2,430.4
Selling and administrative expenses	722.6	696.3

Operating earnings	516.4	417.7
Interest expense, net	38.5	52.0

Income from continuing operations before income taxes	477.9	365.7
Income taxes	122.2	78.6

Income from continuing operations	355.7	287.1
Charge related to discontinued operations	20.3	—

Net Income	$335.4	$287.1

Net Income Per Common share:
Basic:
Continuing operations	$3.87	$3.09
Discontinued operations charge	.22	—

Net income	$3.65	$3.09

Diluted:
Continuing operations	$3.78	$3.02
Discontinued operations charge	.21	—

Net income	$3.57	$3.02

Shares Utilized in Computation of Income Per Common Share:
Basic	92.0 million	92.8 million
Diluted	94.0 million	95.2 million

PERCENTAGE OF REVENUES

	Nine Months Ended Sept. 30,
	2006	2005
Revenues	100.0%	100.0%
Cost of sales	67.8%	68.6%
Selling and administrative expenses	18.8%	19.6%
Operating earnings	13.4%	11.8%
Income from continuing operations before income taxes	12.4%	10.3%
Income from continuing operations	9.3%	8.1%

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CONSOLIDATED RESULTS OF OPERATIONS (Continued)
Additional Information for the Nine Months Ended September 30
Segment Information

	Nine Months Ended Sept. 30,
	2006	2005
	(in millions)
Revenues:
Electrical Products	$3,291.5	$3,006.4
Tools	551.8	538.0

Total	$3,843.3	$3,544.4

Segment Operating Earnings:
Electrical Products	$524.0	$441.8
Tools	61.2	46.0

Total Segment Operating Earnings	585.2	487.8
General Corporate Expense	68.8	70.1
Interest expense, net	38.5	52.0

Income from continuing operations before income taxes	$477.9	$365.7

	Nine Months Ended Sept. 30,
	2006	2005
Return on Sales:
Electrical Products	15.9%	14.7%
Tools	11.1%	8.6%
Total Segments	15.2%	13.8%

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CONSOLIDATED BALANCE SHEETS
(PRELIMINARY)

	Sept. 30,	Dec. 31,
	2006	2005
	(in millions)
ASSETS
Cash and cash equivalents	$243.9	$452.8
Receivables	960.8	842.4
Inventories	642.2	538.7
Deferred income taxes and other assets	262.4	297.2

Total current assets	2,109.3	2,131.1

Property, plant and equipment, less accumulated depreciation	662.8	673.7
Goodwill	2,315.8	2,084.0
Deferred income taxes and other noncurrent assets	334.4	326.3

Total assets	$5,422.3	$5,215.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt	$6.3	$7.6
Accounts payable	455.3	427.8
Accrued liabilities	526.9	518.0
Current discontinued operations liability	207.5	196.3
Current maturities of long-term debt	300.5	11.4

Total current liabilities	1,496.5	1,161.1

Long-term debt	703.3	1,002.9
Postretirement benefits other than pensions	152.7	163.0
Long-term discontinued operations liability	330.0	330.0
Other long-term liabilities	392.1	352.9

Total liabilities	3,074.6	3,009.9

Common stock	0.9	0.9
Capital in excess of par value	255.4	383.2
Retained earnings	2,229.8	1,997.4
Accumulated other nonowner changes in equity	(138.4)	(176.3)

Total shareholders’ equity	2,347.7	2,205.2

Total liabilities and shareholders’ equity	$5,422.3	$5,215.1

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RATIOS OF DEBT-TO-TOTAL CAPITALIZATION
AND NET DEBT-TO-TOTAL CAPITALIZATION
(PRELIMINARY)

	Sept. 30,	Dec. 31,
	2006	2005
	(in millions where applicable)
Short-term debt	$6.3	$7.6
Current maturities of long-term debt	300.5	11.4
Long-term debt	703.3	1,002.9

Total debt	1,010.1	1,021.9
Total shareholders’ equity	2,347.7	2,205.2

Total capitalization	$3,357.8	$3,227.1

Total debt-to-total-capitalization ratio	30.1%	31.7%
Total debt	$1,010.1	$1,021.9
Less cash and cash equivalents	243.9	452.8

Net debt	766.2	569.1

Total capitalization	3,357.8	3,227.1
Less cash and cash equivalents	243.9	452.8

Total capitalization net of cash	$3,113.9	$2,774.3

Net debt-to-total-capitalization ratio	24.6%	20.5%

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CONSOLIDATED STATEMENTS OF CASH FLOWS
(PRELIMINARY)

	Nine Months Ended September 30,
	2006	2005
	(in millions)
Cash flows from operating activities:
Net income	$335.4	$287.1
Plus: charge for discontinued operations	20.3	—

Income from continuing operations	355.7	287.1
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	85.0	84.1
Deferred income taxes	12.6	5.0
Excess tax benefits from stock options and awards	(21.4)	—
Restructuring charge payments	—	(0.4)
Changes in assets and liabilities(1)
Receivables	(87.8)	(114.3)
Inventories	(81.5)	(54.5)
Accounts payable and accrued liabilities	(0.9)	8.3
Other assets and liabilities, net	113.0	85.2

Net cash provided by operating activities	374.7	300.5

Cash flows from investing activities:
Capital expenditures	(58.1)	(71.8)
Cash paid for acquired businesses	(279.4)	(2.4)
Proceeds from sales of property, plant and equipment and other	18.4	6.6

Net cash used in investing activities	(319.1)	(67.6)

Cash flows from financing activities:
Proceeds from issuances of debt	—	1.4
Repayments of debt	(13.3)	(270.1)
Dividends	(103.0)	(103.8)
Subsidiary purchase of parent shares	(261.7)	(166.2)
Excess tax benefits from stock options and awards	21.4	—
Activity under employee stock plans and other	81.1	54.7

Net cash used in financing activities	(275.5)	(484.0)

Effect of exchange rate changes on cash and cash equivalents	11.0	(25.7)

Decrease in cash and cash equivalents	(208.9)	(276.8)
Cash and cash equivalents, beginning of period	452.8	652.8

Cash and cash equivalents, end of period	$243.9	$376.0

(1) Net of the effects of translation and acquisitions

Free Cash Flow Reconciliation

	Three Months Ended Sept. 30,
	2006	2005
	(in millions)
Net cash provided by operating activities	$198.7	$119.1
Less capital expenditures	(17.9)	(23.9)
Add proceeds from sales of property, plant and equipment and other	13.6	2.3

Free cash flow	$194.4	$97.5